Exhibit 99.2
                                                                 EXECUTION COPY


                          MEMORANDUM OF UNDERSTANDING



October 17, 2005


CONFIDENTIAL
------------

Refco, Inc.
Refco Global Futures, LLC
One World Financial Center
200 Liberty Street, Tower A
New York, NY 10281


Attention:  Scott Schoen

Dear Scott:

                  This memorandum of understanding ("MOU") sets forth the principal terms and conditions upon which FGS Refco Acquisition Co., LLC, a Delaware limited liability company, or one or more of its affiliates ("Buyer") organized by J.C. Flowers & Co. LLC, J. Goldfield & Co., LLC, Silver Point Finance, LLC, MatlinPatterson Global Advisers LLC and TPG Partners IV, LP and/or certain of their associates and affiliates (collectively, the "Sponsors") proposes to acquire (the "Acquisition") all of the capital stock and operations of Refco, LLC (the "Company") and certain of its affiliates (including those affiliates commonly known as Refco Overseas Limited, and Refco Singapore, together with the Company, the "Subsidiaries") engaged in the regulated futures and commodities trading activities (collectively, the "Acquired Business") from Refco, Inc. and Refco Global Futures LLC (which, together with certain of their other affiliates to be identified (but not including the Subsidiaries) are hereinafter collectively referred to as the "Debtors") for an amount equal to 103% of the net regulatory capital of the Acquired Business as of closing plus, any amounts payable in respect of additional assets purchased pursuant to paragraph 2 below (the "Purchase Price"). We understand that the net regulatory capital (to be defined in the Acquisition Agreement) of the Acquired Business is currently $746 million, so if the capital remains unchanged, the purchase price at closing will be $768 million. The Debtors will have the right (exercisable at any time prior to the Closing) to retain up to 20% of the equity of the Subsidiaries, in which case the Buyer will purchase such lesser percentage (but in any event not less than 80%) of the Subsidiaries' shares for such lesser percentage (but in any event not less than 80%) of the Purchase Price as described above. The Purchase Price shall be payable in cash, provided, that to the extent that the Purchase Price exceeds $900 million, the excess Purchase Price will be in the form of an unsecured note on commercially reasonable terms and in form and substance reasonably acceptable to the Buyer and Seller.

         1. Structure of Acquisition; Acquisition Agreement. Legal obligations to consummate the Acquisition would be created only pursuant to a definitive agreement to be negotiated and entered into between Buyer and Debtors (the "Acquisition Agreement"), in a form and substance satisfactory to Buyer (in its sole discretion) and containing the terms and conditions contemplated hereby and such other customary terms in chapter 11 sales transactions, including representations, warranties, covenants, indemnities, termination events and conditions precedent (including those set forth herein). Except for certain performance obligations under executory contracts related to the Acquired Business and the Assumed Liabilities (as defined below), Buyer will not assume any liabilities or obligations of the Debtors, the Subsidiaries or their affiliates and the Debtors will indemnify the Buyer and the Acquired Business from any and all such liabilities, including all pre-closing liabilities of the Acquired Business other than the Assumed Liabilities. The willingness of Buyer and its financing sources to pursue the Acquisition is contingent upon the Bankruptcy Court finding that Buyer has not assumed any such liabilities or obligations of the Debtors or the Acquired Business other than the Assumed Liabilities and the Bankruptcy Court entering into an order requiring that all claims against the Acquired Business (other than Assumed Liabilities) be brought against the proceeds of the Acquisition as provided herein. Any requirement to cure obligations with respect to contracts identified to be assumed and assigned will be paid by Debtors. "Assumed Liabilities" means the operating liabilities (including but not limited to liabilities to customers in respect of return of their deposits) of the Subsidiaries incurred in the ordinary course of business, in each case of the type and in the amounts set forth on the face of (and not in the notes thereto) the closing balance sheet of the Subsidiaries. For avoidance of doubt, the Assumed Liabilities do not include any unliquidated or contingent liabilities or any liabilities related to the employees of Debtors or the Subsidiaries, including without limitation employment agreements, and retirement or pension plans of Debtors or the Subsidiaries and post-retirement benefits of any type or nature, whether funded or unfunded.

         2. Purchase Agreement

         Upon your acceptance of the terms of this MOU we will authorize Sponsor's attorneys at Kirkland & Ellis LLP to prepare and submit to the Debtors an Acquisition Agreement that will set out the definitive terms of the Sponsors' proposal, including the conditions described herein and on Appendix A hereto. The parties thereafter will negotiate in good faith the terms and conditions of the Acquisition Agreement with the objective of completing negotiations, executing the Acquisition Agreement as quickly as practicable after obtaining all necessary or appropriate approvals, including the approval of the Bankruptcy Court, and promptly thereafter consummating the Acquisition.

         The Acquisition Agreement will provide that the Buyers will have the option to purchase (for their GAAP net book value) such other assets owned by Debtors or their affiliates (but not by the Subsidiaries) that pertain to or are used in connection with the operation of the Acquired Business (other than Debtors' interest in FXCM) that Buyer designates prior to the consummation of the Auction (as defined below). Any such assets will constitute part of the Acquired Business, the breakup fee will be increased accordingly and the Debtors will take into consideration, in valuing any alternative bidder's proposal at the Auction, whether such alternative bidder proposes to acquire the additional assets proposed to be acquired by the Buyer. With respect to any such assets not so purchased, the Buyer will have the right to have such assets or services provided by the Debtors on a transition basis on commercially reasonable terms mutually acceptable to both parties.

         It is agreed and understood that Buyer has the right to offer employment to any current or former employees of Debtors and Subsidiaries, whether part of the FCM business or otherwise. With a view toward preserving the operating integrity of the Acquired Business, Buyer intends to determine prior to the Closing which of Debtors' employees Buyer may employ after the Closing. Nevertheless, Debtors shall be responsible for providing all notices required by applicable law and shall be solely liable for any severance (whether statutory or otherwise) or other liabilities associated with the termination of any employees. Buyer will provide Debtors notice of any such employees of Debtors not to be employed by Buyer after the Closing, as soon as reasonably practicable.

         3. Affirmative Covenants.

            (a) On or before the beginning of the business day on October 18, 2005 (the "Petition Date") the Debtors will file for bankruptcy under Chapter 11 of the US Bankruptcy Code in the Southern District of New York (the "Bankruptcy Court"). None of the Subsidiaries will file for bankruptcy protection without the prior written consent of the Buyer.

            (b) On or before October 21, 2005, Debtors will file a motion (the "Sale Motion") for entry of an Order or Orders by the Bankruptcy Court in form and substance reasonably satisfactory to the Buyer (i) approving the buyer protections outlined below, including the timing and payment of the break-up fee and expense reimbursement and establishing procedures for submission of competing bids (the "Bid Procedures Order") and (ii) authorizing and approving the Acquisition Agreement and the sale of the Acquired Business (the "Sale Order"). The Debtors shall use their best efforts to schedule hearings to consider the Bid Procedures Order and Sale Order as soon as possible so as to obtain the entry by the Bankruptcy Court of the Bid Procedures Order no later than October 31, 2005, and entry by the Bankruptcy Court of the Sale Order no later than November 10, 2005.

            (c) The Debtors shall take all steps necessary under the Bankruptcy Code to assume and assign to the Buyer any and all executory contracts designated by the Buyer (the "Assumed Contracts") pursuant to an order entered at the same time as the Sale Order (the "Assumption Order"). The Buyer shall designate the Assumed Contracts no later than the beginning of the Auction. After such time, the Buyer may amend such designation to add additional assets as contemplated by paragraph 2 above or to remove any previously designated Assumed Contracts not yet assumed by Debtors within 30 days following the Closing. The Debtors shall pay any amounts required by Section 365(b)(1) of the Bankruptcy Code to cure defaults for the assumption of the Assumed Contracts.

            (d) The Debtors shall cooperate with Buyer to submit all necessary filings, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (e) The Debtors shall notify, as required by the Bankruptcy Code and all rules promulgated thereunder, all parties entitled to notice of all motions, notices and orders referenced in the Acquisition Agreement, as modified by any orders issued by the Bankruptcy Court. The Debtors shall timely notify all parties to the Assumed Contracts of the cure amounts for each such contract, so as to enable any such party to object to the proposed cure amounts and the Bankruptcy Court to determine such amounts prior to the Closing.

            (f) Prior to the Closing, Debtors shall cause the Subsidiaries to carry on their respective businesses diligently and in the ordinary course only (taking into account that the Debtors are involved in a bankruptcy proceeding), and shall use their best efforts to preserve the current business organization intact, to keep available the services of their current officers, agents or employees unless Buyer consents otherwise, and to preserve its current relationships with customers and other persons having business dealings with the Acquired Business.

            (g) Except as otherwise contemplated herein, Debtors will neither take, agree to take nor permit to be taken, directly or indirectly, any action that would adversely affect Debtors' ability to transfer the Acquired Business to Buyer under the Acquisition Agreement as contemplated hereby. Furthermore, Debtors shall use commercially reasonable efforts to maintain the safety, confidentiality, integrity and use of Acquired Assets, including technology-related property, contained in computer files, and the availability of appropriate "back-up" copies thereof.

            (h) Buyer represents and warrants that (i) the Buyer, together with the Sponsors, is a sophisticated investor that has experience in transactions of the type contemplated by this MOU and is able to evaluate the merits and risks hereof, (ii) the Buyer is purchasing the shares of the Subsidiaries for investment purposes and not with a present view to the resale thereof, (iii) the Buyer is financially able to bear the risk of holding such investment for an indefinite period of time and (iv) Buyer is not relying on any representation or inducement by any person (including without limitation any affiliate of the Company) other than as provided in the definitive documents, in determining whether to enter into this MOU.

         4. Access. Debtors will allow Sponsors, Buyer and their representatives and financing sources full and complete access during normal business hours, or such other hours as Debtors and Sponsors may agree, to the books, records, documents and facilities of the Company and the Acquired Business, and shall make the officers, brokers, customers, employees, attorneys, agents and independent accountants of the Company and the Acquired Business available to discuss the business, financial condition or prospects of the Company and the Acquired Business and to cooperate with Sponsors and Buyer, including in respect of any communications with regulators, customers, brokers and others.

         5. Conditions. In addition to other customary closing conditions for transactions of this nature and size to be set forth in the Acquisition Agreement, the obligations of the Buyer to consummate the Acquisition will be subject to the following conditions: (a) the Bid Procedures Order, the Sale Order and the Assumption Order, all in form and substance reasonably satisfactory to Buyer and Buyer's counsel in all material respects, shall have become final, non-appealable orders, (b) there shall have been no material adverse change in the Acquired Business, (c) the receipt of all governmental, regulatory and third-party consents and approvals, in a form acceptable to Buyer, which are necessary for the consummation of the Acquisition and the operation of the Acquired Business and (d) other customary closing conditions.

         6. Expenses and Bid Protections. Except as set forth in the next sentence, each party shall bear its own expenses in connection with the Acquisition. The Sale Motion will seek the following buyer protections: (a) reimbursement of Sponsors' reasonably documented expenses up to $5 million in the aggregate (provided that such cap shall be increased to $7 million in the event of a termination of the Acquisition Agreement under circumstances, other than Buyer's default, in which Buyer is not entitled to the break-up fee described in clause (b) below), (b) a break-up fee equal to 2.8% of the Purchase Price (inclusive of any increase as the result of the acquisition of additional assets as contemplated by paragraph 2 above) to be paid to Buyer in the event of a disposition of the Acquired Business (including any sale or disposition of all or any material portion of the assets comprising the Acquired Business) in any Alternative Transaction within nine months after the termination of the Acquisition Agreement and (c) bid procedures for the auction of the Acquired Business which are in form and substance reasonably satisfactory to Buyer, including (i) an overbid requirement of any qualified bid in the amount of $20 million, (ii) a requirement that any qualified bidder be reasonably acceptable to the Company's designated self regulatory organization, the Chicago Mercantile Exchange ("CME"), and (iii) to the extent that any other bidder in the bankruptcy auction offers to employ fewer employees than the Buyer, the additional severance cost incurred by Debtors will be reflected in the calculation of the price offered by such other bidder. Payments pursuant to clauses (a) and (b) above shall constitute administrative expenses under chapter 11, title 11 of the United States Code. Buyer shall have the right, in its sole discretion, to terminate this MOU if the Bankruptcy Court shall not have entered the Bid Procedures Order within ten (10) days after the filing of the Sale Motion, or if such order is reversed, vacated or modified in any manner to which Buyer has not consented.

         7. Exclusivity. Prior to the earlier of the termination of this MOU pursuant to paragraph 9 below and the entry of the Bid Procedures Order on the Bankruptcy Court's docket, the Debtors shall not, directly or indirectly, through any officer, director, employee, agent, professional or advisor, (i) solicit, initiate, encourage or discuss any proposal or offer from any person (other than Sponsors or Buyer) relating to any financing, refinancing, acquisition, divestiture, business combination or reorganization of or involving the business and operations of the Acquired Business (an "Alternative Transaction"), (ii) furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any person to do or seek the foregoing or (iii) seek or support Bankruptcy Court approval of a motion or order inconsistent in any way with the transactions contemplated by this MOU. Promptly after the execution of this MOU by Debtors, Debtors will terminate (and will cause each of its affiliates, stockholders, directors, officers, employees, agents or representatives to terminate) all discussions with any third party regarding the foregoing and will notify Sponsors immediately after Debtors (or any of its affiliates, stockholders, directors, officers, employees, agents or representatives) learns that any person has made any proposal, offer, inquiry or contact with respect to the foregoing. The acknowledgement of, and agreement with, the terms and conditions set forth in this letter by Debtors will constitute a representation and warranty by Debtors that neither Debtors nor, to its knowledge, any of its affiliates, stockholders, directors, officers, employees, agents or representatives, has entered into any executory agreement which has not yet terminated or accepted any commitment with respect to the foregoing transactions.

         8. Publicity and Confidentiality. Unless otherwise provided in the Acquisition Agreement or as otherwise required by law, neither any party hereto nor their respective affiliates, stockholders, directors, officers, employees, agents or representatives will make any press release or public announcement or any other disclosure concerning the existence or terms of this letter or the Acquisition, except with the prior written consent of Sponsors, Buyer and Debtors. Prior to making any such filing or disclosure required by law, the parties shall give one another a reasonable opportunity to review and approve such disclosure.

         9. Legal Effect. Execution of this MOU constitutes an expression of Sponsors' and Debtors' mutual intent regarding the subject matter hereof; provided, however, that regarding paragraphs 3, 4, 6, 7, 8 and 10 hereof and this paragraph 9, Debtors' execution of this MOU shall constitute a binding agreement with Sponsors. Notwithstanding anything contained herein to the contrary, other than as set forth in this paragraph 9, this letter is not binding upon any person and has no legal effect whatsoever. Neither this letter nor any party's execution hereof shall constitute an obligation or commitment of any party to enter into the Acquisition Agreement or give any party any rights or claims against another in the event any party for any reason terminates negotiations to effect the Acquisition, other than in respect of claimed breaches of paragraphs 3, 4, 6, 7, and 8 hereof and this paragraph 9. All obligations or commitments to proceed with the Acquisition shall be contained only in the Acquisition Agreement. Either party shall have the right to terminate this MOU by giving notice to the other party in the event that an Acquisition Agreement has not been executed on or before October 24, 2005.

         10. Governing Law. This letter of intent and the Acquisition Agreement shall be construed under, and governed by, the laws of the State of New York.

         If the content of this letter correctly expresses the mutual intent of Sponsors and Debtors regarding the subject matter hereof, please so indicate by executing a copy where indicated below and returning it to the undersigned.


                               Very truly yours,

                               FGS REFCO ACQUISITION, LLC


                               /s/ J.C. Flowers
                               ---------------------------------
                               Name:  J.C. Flowers
                               Title: Managing Member


Accepted and Agreed To
as of this 17th day of
October, 2005:

REFCO, INC.


/s/ Scott A. Schoen
----------------------------
Name:
Title:

REFCO GLOBAL FUTURES, LLC


/s/ Scott A. Schoen
----------------------------
Name:
Title:

                                   APPENDIX A
                                   ----------


         1. THE CLOSING. The Closing shall occur not later than the first (1st) business day after the day on which all the conditions precedent set forth herein and in the Acquisition Agreement have been satisfied (or waived).

         2. TERMINATION.

         The Acquisition Agreement will be terminable before the Closing as follows:

         (a)      by mutual consent of Buyer and Debtors;

         (b) by the party not in breach in the event of a material breach by the other party which is not cured within 2 days after notice thereof;

         (c)      by Buyer:

                  (i) if the Bid Procedures Order is not entered within 10 days after the date the Sale Motion is filed, or if timely entered, is subsequently stayed, reversed, amended or vacated;

                  (ii) if the Sale Order, in form and substance reasonably satisfactory to Buyer, has not been entered within 10 days after the entry of the Bid Procedures Order, or if after such entry, such order has not, within 11 days after its entry, become final, non-appealable and no longer subject to appeal, reconsideration or stay;

                  (iii) if Debtors' case is converted to a case under chapter 7 of the Bankruptcy Code, a trustee is appointed in the Debtors' chapter 11 case or the Debtors' chapter 11 case is dismissed;

                  (iv) If average customer deposits for any trailing three business day period prior to the closing are less than $3.75 billion; or

                  (v) Any regulatory action shall be taken against any of the Acquired Business that has had or could reasonably be expected to have a material adverse effect.

         (d) by Buyer or, subject to the prior payment of the breakup fee, Debtors if the Closing has not occurred before November 11, 2005, provided that the terminating party is not in breach of the Acquisition Agreement and provided, further that, at Buyer's election (in the event any required approvals or consents have not been obtained), such date may be extended up to another 30 days;

         (e) by Buyer or, subject to the prior payment of the breakup fee, Debtors if Debtors shall have entered into, or shall have publicly announced its intention to enter into, an agreement in principle, letter of intent, memorandum of understanding, definitive agreement or other similar arrangement, whether binding or non-binding, or whether subject to terms and conditions, with any person or entity, other than Buyer.

         3. CONDITIONS PRECEDENT.

         The Closing shall be subject to certain conditions, including the following:

         (a) Required Notices and Consents. All required notices shall have been given and filings made and, as the case may be, all applicable waiting periods shall have expired without adverse action by, and all favorable orders, consents and approvals in the form required to consummate the Acquisition and operate the Acquired Business shall have been received from all (i) federal, state and local governmental and regulatory agencies, self-regulatory organizations, exchanges, and clearing agencies or clearing organizations, including the National Futures Association, the Commodities and Commodity Futures Trading Commission, the Clearing Corporation and the Chicago Mercantile Exchange and (ii) all third parties, including in respect of material executory contracts or licenses of Debtors which Buyer agrees to assume, unless not required by law.

         (b) No Injunctions. There shall be no injunction or court order restraining consummation of the Acquisition and there shall not have been adopted any law or regulation making all or any portion of the Acquisition illegal.

         (c) No Material Adverse Change. There shall not have occurred any material adverse change (including any litigation) in the business, assets, conditions (financial or otherwise) of the Acquired Business.

         (d) Title. The Subsidiaries shall have good and valid title to all assets, properties, licenses, contracts and rights owned by the Subsidiaries, and the Buyer shall have received all other assets primarily used or held for use in the operation of the Acquired Business. If so requested by Buyer, following the closing the Debtors will cease to use the name "Refco" or any combinations or derivations thereof, including in any proceedings before the Bankruptcy Court within a commercially reasonable period of time following such request and ensure that the Buyer otherwise shall have the sole and exclusive right to the name "Refco" and all related trademarks and trade dress.

         (e) Bankruptcy Court Orders. The Bankruptcy Court shall have entered all necessary orders, including the Bid Procedures Order, the Sale Order and the Assumption Order, in form and substance reasonably satisfactory to the Buyer and all such orders shall be final and non-appealable.

         (f) Claim Injunction. The Sale Order shall include (A) provisions for a permanent "channeling" injunction against all parties requiring that all judgments, fines, penalties and claims (including claims, as defined under Section 101(5) of the Bankruptcy Code, of all parties including employees) against the Subsidiaries arising out of any fact, claim, action or event occurring prior to the closing (including known and unknown claims) (the "Enjoined Claims") be paid solely by the Parent from the Sale Proceeds, (B) granting priority to the holders of such Enjoined Claims (or to the Buyer to the extent of any costs or liabilities if such holders seek recovery from the Buyer) in the Sale Proceeds to the same extent, validity and amount such holders have in the assets of the Subsidiaries, (C) findings that the Subsidiaries are not alter egos of Debtors and that there is no basis for any substantive or equitable consolidation, (D) an absolute release and exculpation of the Buyer and the Subsidiaries from all such Enjoined Claims and (E) provisions requiring that the Bankruptcy Court enter an order approving the distribution of the Sale Proceeds only after the resolution of the Enjoined Claims or creation of reserves for such Enjoined Claims are made, including appropriate reserves to compensate the Buyer for costs and liabilities related to Enjoined Claims. Nothing in this provision will limit any other direct claim any holders of an Enjoined Claim may have against the Debtors.

         (g) Representations and Warranties. Customary bring downs of all representations and warranties under the Acquisition Agreement.

         (h) Computer Files and Related Data. Debtors will transfer to Buyer all electronic data (including data relating to customers, sales history, inventory, accounts receivable, vendors, employees and accounts payable) relating to the Acquired Business operations that is located or stored on computer files.

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